Exhibit 99.1

PEOPLE’S UTAH BANCORP REPORTS THIRD QUARTER 2015 RESULTS

American Fork, Utah, October 28, 2015 – People’s Utah Bancorp (the “Company”) (Nasdaq: PUB) today announced results for the quarter ended September 30, 2015.

Consolidated net income for the third quarter of 2015 was $5.3 million compared to $4.7 million for the second quarter of 2015 and $3.9 million for the third quarter of 2014, an increase of 12.8% and 35.1%, respectively.  Diluted earnings per share was $0.29 for the third quarter of 2015 compared to $0.30 for the second quarter of 2015 and $0.26 per diluted share in the comparable quarter in 2014.

“We are pleased with our third quarter operating results, bringing in higher net income for the quarter, and lowering our efficiency ratio below 60%. Our quarterly earnings per share and return on average equity increased over the prior year, even after absorbing a full quarter’s effect of the additional shares issued and equity raised from our initial public offering.  Our quarterly net interest income was higher than in the prior year primarily due to higher average loan balances,” said Richard Beard, President and Chief Executive Officer of People’s Utah Bancorp.

Third Quarter Highlights

Highlights of the third quarter of 2015 include:

•	Net interest margin of 4.43%.
•	Return on average common equity of 10.21%.
•	Return on average assets of 1.40%.
•	Efficiency ratio of 57.93%.
•	Gross loans at quarter end grew 10.9% compared to the third quarter of 2014.
•	Deposits at quarter end grew 11.5% compared to the third quarter of 2014.
•	Declared a quarterly dividend of $0.06 per common share.

Earnings Summary

The increase in net income for the third quarter of 2015 compared to the second quarter of 2015 was due primarily to a $1.1 million increase in the net interest income after provision for loan losses, a $0.2 million decrease in non-interest income, and a $0.4 million increase in income tax expense.  Non-interest expense was relatively flat with the second quarter of 2015.

The increase in net income compared to the third quarter of 2014 was due primarily to a $2.2 million increase in the net interest income after provision for loan losses, a $0.3 million increase in non-interest income, a $0.4 million increase in non-interest expense and a $0.7 million increase in income tax expense.

Return on average assets for the current quarter was 1.40% compared to 1.31% in the second quarter of 2015 and 1.15% in the third quarter of 2014.  Return on average equity for the third quarter of 2015 was

10.21% compared to 10.88% in the second quarter of 2015 and 10.03% in the corresponding quarter in 2014.  Future returns on average equity could be impacted by the additional $34.9 million of capital raised in the initial public offering in June 2015.

Consolidated net income for the nine months ended September 30, 2015 increased by 35.9% to $14.7 million compared to $10.8 million for the nine months ended September 30, 2014. Diluted earnings per share increased to $0.90 per share for the nine month period ended September 30, 2015 from $0.72 per share for the comparable nine month period in 2014, an increase of 25.0%.

Net Interest Income and Margin

Net interest income for the third quarter of 2015 increased $0.9 million from the second quarter of 2015 primarily due to an increase in loan yields principally from construction and land development loans, and increased average balances for loans of $13.9 million and $28.2 million in investment securities. Net interest margin remained relatively stable above 4.4% between the second and third quarters of 2015, even after the short-term investing of the net proceeds of $34.9 million from the Company’s initial public offering.

Net interest income for the third quarter of 2015 increased $1.8 million compared to the third quarter of 2014, primarily due to an increase in average loan balances of $110.9 million.  Net interest margin increased 6 basis points to 4.43% for the third quarter 2015 from 4.37% for the same quarter in 2014.

Provision for Loan Losses

The provision for loan losses for the third quarter of 2015 decreased $0.3 million compared to the second quarter of 2015 and $0.4 million compared to the third quarter of 2014, primarily due to an improvement in credit quality of the underlying loan portfolio.  Non-performing loans were up $0.7 million from the second quarter of 2015, but decreased 25.9% to $9.4 million as of September 30, 2015 from $12.7 million as of September 30, 2014. Net charge-offs as a percentage of average loans was relatively flat in the third quarter of 2015 compared to the same quarter in 2014.  Total net charge-offs in the third quarter of 2015 was approximately $0.3 million.

Non-interest Income

Non-interest income of $4.0 million for the third quarter of 2015 decreased $0.2 million in the third quarter 2015 from the second quarter of 2015 due to a reduction in mortgage volumes. Year-to-date the Company has experienced higher mortgage banking income and residential mortgage loan volumes compared to the same period in 2014, however, this growth may not continue in future periods because the mortgage banking business has historically been a cyclical business.

Non-interest income for the third quarter of 2015 increased $0.3 million compared to the third quarter of 2014 largely due to higher mortgage banking income from a higher volume of mortgage loans originated and sold to investors during the quarter. Year over year quarterly increases in other non-interest income of $0.1 million were offset by decreases in service charges on deposit accounts.

Non-interest Expense

Non-interest expense remained fairly flat between the second and third quarters of 2015. Non-interest expense for the third quarter of 2015 increased $0.4 million compared to the third quarter of 2014, primarily due to $0.3 million of additional salaries and wages in 2015 resulting from higher incentive compensation, including higher commissions on increased mortgage volume. The number of average full-

time equivalent employees for the third quarter of 2015 was relatively stable with the same quarter in 2014. Merger-related expenses for the third quarter of 2014 were $0.1 million. No merger-related expenses were incurred in 2015.

Income Tax Provision

The effective tax rate for the quarter ended September 30, 2015 was 35.1% compared to 34.4% in the second quarter of 2015 and 35.6% for the third quarter of 2014.  The tax rate decreased in 2015 compared to the prior year due primarily to an increase in the portion of nontaxable income to taxable income and certain tax credits.

Loans and Credit Quality

Gross loans were relatively flat between the second and third quarters of 2015, but increased 10.9% to $993.5 million as of September 30, 2015 from $896.1 million as of September 30, 2014. Average loans for the third quarter of 2015 increased to $991.2 million from $977.3 million for the second quarter of 2015 and from $880.3 million in the third quarter of 2014.

At September 30, 2015, the ratio of non-performing assets to total assets was 0.64% compared to 0.62% as of June 30, 2015 and 0.93% as of September 30, 2014.  The allowance for loan losses to loans was 1.54% at September 30, 2015, 1.56% at June 30, 2015 and 1.61% at September 30, 2014.

Investment Securities

Investment securities at the end of the third quarter of 2015 increased 14.7% to $360.4 million compared to $314.2 million at the end of the second quarter of 2015 and increased 5.1% from $342.9 million as of the end of the third quarter of 2014, reflecting the investment of net proceeds received from the Company’s initial public offering. Available-for-sale securities totaled $311.1 million at September 30, 2015 and held to maturity securities had an amortized cost of $49.3 million at September 30, 2015.

Deposits

Total deposits at September 30, 2015 increased by $58.1 million, or 4.6%, to $1.3 billion compared to June 30, 2015 and by $137.8 million, or 11.5% compared to September 30, 2014.  These increases were primarily due to growth of the client base and new customers. Non-interest-bearing deposits increased to $428.9 million or 32% of total deposits as of September 30, 2015 compared to 28% as of September 30, 2014.

Shareholders’ Equity

Shareholders’ equity increased to $206.6 million as of September 30, 2015 compared to $154.9 million as of September 30, 2014.  The increase resulted primarily from (i) the successful initial public offering of 2.66 million common shares in June 2015, which provided net proceeds after offering expenses of $34.9 million, and (ii) net income during the intervening period net of cash dividends paid to shareholders.

Dividend

As previously announced on October 20, 2015, the Board of Directors declared a cash dividend of $0.06 per share. The dividend will be payable to shareholders of record on October 30, 2015 and paid on November 12, 2015.   The dividend payout ratio for earnings through the first nine months of 2015 was 20.3%.

Conference Call and Webcast

Management will conduct a live conference call and webcast for investors, analysts and the public relating to the Company's results for the third quarter of 2015 at 11:00 a.m. Eastern Time on Thursday, October 29, 2015. The conference call will be accessible by telephone and through the Internet. Interested individuals are invited to listen to the call by telephone at 888-317-6003 (international calls 412-317-6061) and the conference ID is 1961878.

To participate on the webcast, log on to: http://services.choruscall.com/links/pub150729.html.

If you are unable to participate during the live webcast, the call will be archived on the Company’s website, www.peoplesutah.com, or at the same URL above until November 30, 2015.

Forward-Looking Statements

Statements in this release that are based on information other than historical data or that express the Company’s expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date.

Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include: (i) market and economic conditions; (ii) capital sufficiency; (iii) operational, liquidity, interest rate and credit risks; (iv) deterioration of asset quality; (v) achieving loan and deposit growth; (vi) increased competition; (vii) adequacy of reserves; and (viii) changes in the regulatory or legal environment; as well as other factors discussed in the section titled “Risk Factors,” in the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission in June 2015.

The foregoing factors should not be construed as exhaustive. The Company does not intend, or undertake any obligation to publicly update these forward-looking statements.

About People’s Utah Bancorp

People’s Utah Bancorp is the holding company for People’s Intermountain Bank with 18 locations in two divisions, Bank of American Fork and Lewiston State Bank. The bank has been serving communities in Utah and southern Idaho for more than 100 years. PUB is committed to preserving the community bank model with a full range of bank products and technologies. More information about PUB is available at www.peoplesutah.com.

Investor Relations Contact:

Wolfgang T. N. Muelleck

Executive Vice President/Chief Financial Officer

1 East Main Street

American Fork UT 84003

investorrelations@peoplesutah.com

Phone: 801-642-3998

PEOPLE’S UTAH BANCORP

SUMMARY FINANCIAL INFORMATION

	As of or Year-to-Date
	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands, except share data)	2015	2015	2014	2014
Financial Condition Data:
Average loans	$972,541	$963,058	$861,785	$843,412
Average earning assets	1,363,339	1,337,886	1,250,156	1,236,313
Average total assets	1,437,722	1,407,788	1,331,291	1,314,815
Average shareholders’ equity	179,382	166,525	152,788	150,809

Selected Balance Sheet Financial Ratios:
Book value per share	$11.81	$11.55	$10.68	$10.52
Tangible book value per share	$11.77	$11.51	$10.63	$10.47
Non-performing assets to total assets	0.64%	0.62%	0.70%	0.93%
Allowance for loan losses to gross loans	1.54%	1.56%	1.58%	1.61%
Loans to Deposits	74.11%	77.27%	78.18%	74.96%

Asset Quality Data:
Non-performing loans	$9,383	$8,675	$7,864	$12,665
Non-performing assets	10,002	9,290	9,537	12,707
Net charge-offs	424	96	939	750

Capital Ratios:
Tier 1 leverage capital (1)	13.71%	14.09%	11.32%	11.43%
Total risk–based capital (1)	19.93%	19.36%	16.01%	16.27%
Average equity to average assets	12.48%	11.83%	11.48%	11.47%
Tangible common equity to tangible assets (4)	13.26%	13.50%	10.54%	11.32%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
Selected Performance Ratios:
Basic earnings per share	$0.30	$0.31	$0.27	$0.93	$0.74
Diluted earnings per share	$0.29	$0.30	$0.26	$0.90	$0.72
Net interest margin (2)	4.43%	4.44%	4.37%	4.43%	4.37%
Efficiency ratio (3)	57.93%	60.29%	61.87%	59.44%	64.01%
Non-interest income to average assets	1.05%	1.17%	1.09%	1.14%	1.15%
Non-interest expense to average assets	3.03%	3.23%	3.25%	3.18%	3.44%
Return on average assets	1.40%	1.31%	1.15%	1.37%	1.10%
Return on average equity	10.21%	10.88%	10.03%	10.98%	9.61%
Net charge-offs to average loans	0.13%	0.04%	0.11%	0.06%	0.12%
(1)	Tier 1 leverage capital and Total risk-based capital as of September 30, 2015 are estimates.
(2)	Net interest margin is defined as net interest income divided by average earning assets.
(3)

Represents the sum of non-interest expense less merger costs all divided by the sum of net interest income and non-interest income. Merger costs were $96,000 for the three months and $711,000 for the nine months ended September 30, 2014. There were no merger costs in any period during 2015.

(4)

Represents the sum of total shareholders’ equity less intangible assets all divided by the sum of total assets less intangible assets.  Intangible assets were $703,000, $727,000, $776,000 and $800,000 at September 30, 2015, June 30, 2015, December 31, 2014 and September 30, 2014, respectively.

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands, except share data)	2015	2015	2014	2014
ASSETS
Cash and due from banks	$20,878	$18,465	$30,277	$6,702
Interest bearing deposits	119,994	113,535	16,701	61,596
Federal funds sold	1,211	5,064	724	1,584
Total cash and cash equivalents	142,083	137,064	47,702	69,882
Investment securities:
Available for sale, at fair value	311,138	276,398	295,637	311,788
Held to maturity, at historical cost	49,292	37,799	35,202	31,134
Total investment securities	360,430	314,197	330,839	342,922
Non-marketable equity securities	1,644	1,644	2,628	2,656
Loans held for sale	9,907	9,322	12,272	14,510
Loans:
Loans held for investment	993,464	991,422	940,457	896,131
Less allowance for loan losses	(15,527)	(15,655)	(15,151)	(14,740)
Total loans held for investment, net	977,937	975,767	925,306	881,391
Premises and equipment, net	22,395	22,753	21,608	21,259
Accrued interest receivable	5,910	5,338	5,253	5,554
Deferred income tax assets	7,407	7,697	7,682	8,081
Other real estate owned	619	615	1,673	2,100
Bank-owned life insurance	19,028	6,749	6,657	6,610
Other assets	6,595	7,713	5,505	6,476
Total assets	$1,553,955	$1,488,859	$1,367,125	$1,361,441

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing deposits	$428,852	$387,971	$327,075	$329,508
Interest bearing deposits	904,021	886,819	872,158	865,603
Total deposits	1,332,873	1,274,790	1,199,233	1,195,111
Short-term borrowings	2,414	2,334	1,496	1,470
Accrued interest payable	312	314	343	361
Dividends payable	-	-	2,066	-
Other liabilities	11,747	9,850	6,328	9,643
Total liabilities	1,347,346	1,287,288	1,209,466	1,206,585
Commitments and contingencies
Shareholders’ equity:
Preferred shares, $0.01 par value	-	-	-	-
Common shares, $0.01 par value	175	175	148	147
Additional paid-in capital	66,769	66,425	31,137	30,800
Retained earnings	138,388	134,170	125,595	123,592
Accumulated other comprehensive income	1,277	801	779	317
Total shareholders’ equity	206,609	201,571	157,659	154,856
Total liabilities and shareholders’ equity	$1,553,955	$1,488,859	$1,367,125	$1,361,441

Common shares outstanding	17,491,552	17,452,101	14,758,121	14,718,934

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Nine Months Ended
(Dollars in thousands, except share	September 30,	June 30,	September 30,	September 30,	September 30,
and per share data)	2015	2015	2014	2015	2014
Interest income
Interest and fees on loans	$15,095	$14,346	$13,285	$43,250	$38,019
Interest and dividends on investments	1,424	1,297	1,537	4,171	4,893
Total interest income	16,519	15,643	14,822	47,421	42,912
Interest expense	730	740	826	2,230	2,465
Net interest income	15,789	14,903	13,996	45,191	40,447
Provision for loan losses	200	450	600	800	1,100
Net interest income after provision for loan losses	15,589	14,453	13,396	44,391	39,347
Non-interest income
Service charges on deposit accounts	613	614	725	1,870	2,138
Card processing	1,079	1,066	1,067	3,147	3,126
Mortgage banking	1,841	2,025	1,587	5,638	4,622
Other operating	432	438	332	1,597	1,470
Total non-interest income	3,965	4,143	3,711	12,252	11,356
Non-interest expense
Salaries and employee benefits	7,323	7,308	6,974	21,825	20,718
Occupancy, equipment and depreciation	969	955	976	2,914	2,837
Data processing	811	848	756	2,348	2,301
FDIC premiums	186	191	188	564	595
Card processing	512	534	497	1,516	1,563
Other real estate owned	11	40	5	68	323
Marketing and advertising	279	204	219	656	602
Merger-related expenses	-	-	96	-	711
Other	1,353	1,403	1,341	4,255	4,222
Total non-interest expense	11,444	11,483	11,052	34,146	33,872
Income before income tax expense	8,110	7,113	6,055	22,497	16,831
Income tax expense	2,844	2,449	2,157	7,769	5,995
Net income	$5,266	$4,664	$3,898	$14,728	$10,836

Earnings per common share:
Basic	$0.30	$0.31	$0.27	$0.93	$0.74
Diluted	$0.29	$0.30	$0.26	$0.90	$0.72

Weighted average common shares outstanding:
Basic	17,467,161	15,197,106	14,709,192	15,821,403	14,661,670
Diluted	18,105,768	15,684,499	15,142,436	16,374,034	15,089,434

PEOPLE’S UTAH BANCORP

SELECTED AVERAGE BALANCES AND YIELDS

	Three Months Ended
	September 30, 2015			September 30, 2014
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands, except footnotes)	Balance	Expense	Rate	Balance	Expense	Rate
Taxable securities (1)	$259,719	$973	1.49%	$266,912	$1,080	1.61%
Non-taxable securities (1) (2)	81,793	616	2.99%	82,073	660	3.19%
Loans (3) (4)	991,198	15,095	6.04%	880,251	13,285	5.99%
Total interest earning assets	1,413,415	16,734	4.70%	1,270,158	15,053	4.70%
Total average assets	1,496,614			1,347,088
Total interest bearing deposits	883,875	729	0.33%	864,433	825	0.38%
Shareholders’ equity	204,677			154,126
Net interest income (tax-equivalent)		16,004			14,228
Net interest margin (tax-equivalent)			4.49%			4.44%

	Nine Months Ended
	September 30, 2015			September 30, 2014
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands, except footnotes)	Balance	Expense	Rate	Balance	Expense	Rate
Taxable securities (1)	$247,586	$2,863	1.55%	$260,402	$3,474	1.78%
Non-taxable securities (1) (2)	78,799	1,832	3.11%	83,065	2,024	3.26%
Loans (3) (4)	972,541	43,250	5.95%	843,412	38,019	6.03%
Total interest earning assets	1,363,339	48,062	4.71%	1,236,313	43,620	4.72%
Total average assets	1,437,722			1,314,815
Total interest bearing deposits	883,690	2,227	0.34%	852,774	2,463	0.39%
Shareholders’ equity	179,382			150,809
Net interest income (tax-equivalent)		45,832			41,156
Net interest margin (tax-equivalent)			4.49%			4.45%
(1)

Excludes average unrealized gains of $1.2 million and $859,000 for the three months ended September 30, 2015 and 2014, respectively, and $1.8 million and $346,000 for the nine months ended September 30, 2015 and 2014, respectively.

(2)

Includes tax effect on tax-exempt investment security income of $215,000 and $230,000 for the three months ended September 30, 2015 and 2014, respectively, and $641,000 and $708,000 for the nine months ended September 30, 2015 and 2014, respectively.

(3)

Loan interest income includes loan fees of $1.4 million and $1.0 million for the three months ended September 30, 2015 and 2014, respectively, and $3.5 million and $2.6 million for the nine months ended September 30, 2015 and 2014, respectively.

(4)

Excludes average non-accrual loans of $9.1 million and $10.9 million for the three months ended September 30, 2015 and 2014, respectively, and $7.8 million and $11.8 million for nine months ended September 30, 2015 and 2014, respectively.